Exhibit 99.2

Oncothyreon Announces Presentation of Positive ONT-380 Data

at San Antonio Breast Cancer Symposium

Phase 1 data demonstrate preliminary clinical activity and tolerability in heavily pretreated patient population

SEATTLE, WASHINGTON, December 12, 2014/Globe Newswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today announced that positive preliminary data from two ongoing Phase 1b trials of ONT-380 (ARRY-380), an orally active, reversible and selective small molecule HER2 inhibitor, will be presented at the San Antonio Breast Cancer Symposium.

The first trial (ClinicalTrials.gov Identifier NCT02025192) is a parallel dose-escalation study of ONT-380 in combination with Xeloda® (capecitabine) and/or Herceptin® (trastuzumab) in patients previously treated with Herceptin and Kadcyla® (ado-trastuzumab emtansine or TDM-1) for metastatic breast cancer. Interim data will be presented for 21 patients, including seven in the ONT-380 plus Xeloda cohort, eight in the ONT-380 plus Herceptin cohort, four in the ONT-380 plus Xeloda and Herceptin cohort, and two in an ongoing expansion cohort in patients with untreated or progressive central nervous system (CNS) metastases, both treated with ONT-380 plus Herceptin.

Seventeen of the patients were evaluable for best overall response using RECIST 1.1 criteria. In the ONT-380 plus Xeloda cohort, four patients had a partial response (PR) and three patients had stable disease (SD), for an overall clinical benefit rate of 100 percent (defined as either PR/CR or stable disease for >6 months). In the ONT-380 plus Herceptin cohort, best response has been a complete response (CR) in one patient, PR in two patients, SD in four patients, and progressive disease (PD) in one patient. Two patients in the ONT-380 plus Xeloda and Herceptin cohort are currently evaluable, one of whom had a PR and one PD. One patient in the CNS expansion cohort had a PR and the other SD.

Fourteen of the 21 patients in this trial had a history of CNS metastases, of whom six had evaluable target lesions per modified RECIST 1.1 at the time of entry into the trial. Of these, best initial response has been SD, with decreases in CNS target lesions in four patients. Five of these six patients remain active on study.

The second trial (ClinicalTrials.gov Identifier NCT01983501) is a dose-escalation study of ONT-380 in combination with Kadcyla in patients who have been previously treated with Herceptin and a taxane for metastatic breast cancer. Data will be presented for 17 patients, of whom 16 were evaluable for response. Patients in this trial were heavily pre-treated, having received a median of two prior systemic treatments for metastatic disease, including prior pertuzumab in six, and prior lapatinib in five. Best overall response has been PR in five patients, SD in seven patients, and PD in four patients. Nine patients in this trial had a history of CNS metastases, of whom four had measurable disease per modified RECIST 1.1 at the time of entry into the trial. Three of these four patients have SD in the CNS and remain active on the study, including two with decreases in measurable target lesions.

ONT-380 was well-tolerated in both studies and in all combinations tested. The most common adverse events included nausea and vomiting, diarrhea, fatigue and elevated liver function tests. Most adverse events were grade 1 or 2 in severity. Elevated liver function tests were more common in patients also receiving Kadcyla. No grade 3 diarrhea was seen in either trial; anti-diarrheal prophylaxis was not a study requirement.

A maximally tolerated dose (MTD) for ONT-380 has not been identified to date in any of the combinations tested in either trial. An improved tablet formulation of ONT-380 with increased absorption was used in these trials compared to the powder in capsule formulation used in the previously reported Phase 1 trial. All patients in both current trials received an initial dose of 300 mg twice per day. At that dose, measured drug levels were similar to those seen with 600 mg twice per day (the single agent MTD) of the prior formulation. Drug exposure in the current trials was well above the level needed for 90 percent inhibition of HER2.

“The preliminary signs of efficacy in both of these trials are encouraging for the further development of ONT-380,” said Stacy Moulder, M.D., Associate Professor, Breast Medical Oncology, University of Texas MD Anderson Cancer Center. “These patients were heavily pre-treated, with the majority already having a history of CNS metastases. Nevertheless, meaningful responses and prolonged stable disease have been observed and many patients currently remain on study. Importantly, ONT-380 has been well-tolerated, with a toxicity profile that facilitates its combination with other agents.”

“We are continuing to enroll patients in both of these Phase 1b trials,” said Diana Hausman, M.D., Chief Medical Officer of Oncothyreon. “We are currently testing an increased dose level of ONT-380 of 350 mg twice daily in both trials. We are also enrolling cohorts of patients in both trials with CNS metastases from HER2+ breast cancer that are either asymptomatic and untreated or progressive following treatment to better define the potential role of ONT-380 in treating patients with this serious unmet medical need.”

About ONT-380

ONT-380 is an orally active, reversible and selective HER2 inhibitor invented at Array BioPharma Inc. In multiple preclinical tumor models, ONT-380 was well tolerated and demonstrated significant dose-related tumor growth inhibition that was superior to Herceptin® (trastuzumab) and Tykerb® (lapatinib). Additionally, in these models, ONT-380 demonstrated synergistic or additive tumor growth inhibition when dosed in combination with the standard-of-care therapeutics Herceptin or Taxotere® (docetaxel). ONT-380 has also demonstrated superior activity, based on overall survival, compared to Tykerb® and to the investigational drug, neratinib, in an intracranial HER2 positive breast cancer xenograft model.

A Phase 1 trial of ONT-380, with both dose-escalation and expansion components, has been completed in 50 patients, 43 of whom had HER2 positive metastatic breast cancer. All HER2 positive breast cancer patients had progressed on a Herceptin-containing regimen. In addition, over 80% had been treated with Tykerb, with many having progressed on therapy. In this study, ONT-380 demonstrated an acceptable safety profile; treatment-related adverse events were primarily Grade 1. Because ONT-380 is selective for HER2 and does not inhibit EGFR, there was a low incidence and severity of treatment-related diarrhea, rash and fatigue. Additionally, there were no treatment-related cardiac events or Grade 4 treatment-related adverse events reported. Twenty-two HER2 positive breast cancer patients with measurable disease were treated with ONT-380 at doses greater than or equal to 600 mg BID. In this heavily pretreated patient population, there was a clinical benefit rate (partial response [n = 3] plus stable disease for at least 6 months [n = 3]) of 27%.

About Oncothyreon

Oncothyreon is a clinical-stage biopharmaceutical company specializing in the development of innovative therapeutic products for the treatment of cancer. Our goal is to discover, develop and commercialize novel compounds that have the potential to improve the lives and outcomes of cancer patients. Our current clinical-stage product candidates include ONT-380, an orally active and selective small molecule HER2 inhibitor, and ONT-10, a therapeutic vaccine targeting MUC1. We are developing preclinical product candidates in oncology, and potentially certain rare diseases, using our recently acquired protocell technology. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding clinical development activities.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of our product candidates, and the indications for which our product candidates might be developed. There can be no guarantee that the results of preclinical studies or clinical trials will be predictive of either safety or efficacy in future clinical trials. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of

Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com